Exhibit 99.1

Core-Mark Gross Profit & Operating Income Outpace Sales Growth of 7% for the Second Quarter

South San Francisco, California – August 8, 2007 – Core-Mark Holding Company, Inc. (Nasdaq: CORE), announced today its financial results for the second quarter of 2007.

Second Quarter 2007 Highlights – 2Q 2007 vs. 2Q 2006

•	Sales increased 7% to $1.43 billion from $1.35 billion.

•	Gross profit increased 31% to $96.6 million from $73.8 million.

•	Income from operations increased to $23.7 million from $12.5 million.

•	Net income was $13.6 million compared to $6.9 million.

•	EPS was $1.20 per diluted share compared to $0.63.

First Six Months of 2007 Highlights – June 30, 2007 vs. June 30, 2006

•	Sales increased 7% to $2.71 billion from $2.52 billion.

•	Gross profit increased 24% to $172.1 million from $138.3 million.

•	Income from operations increased to $27.5 million from $16.4 million.

•	Net income was $15.7 million compared to $8.6 million.

•	EPS was $1.40 per diluted share compared to $0.79.

“Our results for the second quarter are solid, but I am more pleased about the positioning of the Company for greater relevancy to the convenience retail trade”, said Michael Walsh, President and Chief Executive Officer of Core-Mark. “The trends in our performance are good, and we continue to lay the groundwork for future margin improvement and strategic initiatives.”

Sales

Sales increased 7% for the quarter from $1.35 billion to $1.43 billion and 7% for the six months ended June 30 from $2.52 billion to $2.71 billion. The increases were due primarily to incremental sales from our Pennsylvania division and from organic growth, partially offset by the lost sales resulting from a major Canadian tobacco manufacturer’s decision in 2006 to deliver products directly to retailers.

Included in sales was $346 million of excise taxes for the second quarter 2007, compared to $337 million in the second quarter of 2006 and $649 million for the six months ended June 30, 2007 compared to $617 million for the same period in 2006.

Gross Profit

Gross profit for the second quarter of 2007 was $96.6 million, including $1.1 million in cigarette inventory holding profits and $2.9 million in LIFO expense. In the second quarter of 2006, gross profit was $73.8 million and included no cigarette inventory holding profits and $1.5 million in LIFO expense. The improvement in gross profit for the second quarter of 2007 included a $13.3 million tax refund from the State of Washington.

Gross profit for the six months ended June 30, 2007 was $172.1 million and included $4.4 million in cigarette holding profits and $4.7 million in LIFO expense. Gross profit for the same time period in 2006 was $138.3 million and included $0.6 million in cigarette holding profits and $2.9 million in LIFO expense. The improvement in gross profit for the first six months of 2007 included the aforementioned $13.3 million tax refund from the State of Washington.

Income from Operations

Income from operations for the second quarter of 2007 was $23.7 million compared to $12.5 million for the second quarter of 2006. This improvement was driven significantly by the $13.3 million tax refund, offset slightly by a $0.6 million severance expense. In 2006, second quarter operating income included a $2.5 million reduction in expenses related primarily to workers’ compensation.

Income from operations for the six months ended June 30, 2007 was $27.5 million and was impacted by the $13.3 million tax refund and the $0.6 million in severance expense. For the six months ended June 30, 2006 income from operations was $16.4 million and was impacted by a $3.6 million reduction in expense related to workers compensation and favorable settlements of certain payables and receivables.

Guidance for 2007

Management reiterates its guidance of $5.75 billion in revenues and expectations of $24 million in capital expenditures for 2007.

Core-Mark

Core-Mark is one of the largest broad-line, full-service wholesale distributors of packaged consumer products to the convenience retail industry in North America. Founded in 1888, Core-Mark provides distribution and logistics services as well as marketing programs to over 21,000 retail locations in 45 states and five Canadian provinces through 24 distribution centers, two of which Core-Mark operate as third party logistics providers. Core-Mark services traditional convenience retailers, grocers, drug, liquor and specialty stores, and other stores that carry consumer packaged goods. For more information, please visit www.core-mark.com.

Safe Harbor

Except for historical information, the statements made in this press release are forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain.

Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, actual results and performance could differ materially from those set forth in the forward-looking statements. Forward-looking statements in some cases can be identified by the use of words such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan,” “propose” or other similar words or expressions. These forward-looking statements are based on the current plans and expectations of our management and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or those discussed in such forward looking statements.

Factors that might cause or contribute to such differences include, but are not limited to our dependence on the convenience store industry for our revenues; competition; price increases; our dependence on relatively few suppliers; the low-margin nature of cigarette and consumable goods distribution; certain distribution centers’ dependence on a few relatively large customers; competition in the labor market and collective bargaining agreements; product liability claims and manufacturer recalls of products; our dependence on our senior management and key personnel; currency exchange rate fluctuations; our ability to borrow additional capital; governmental regulations and changes thereto; earthquake and natural disaster damage; failure or disruptions to our information systems; our material weakness in internal controls over financial reporting; a general decline in cigarette sales volume; competition from sales of deep-discount brands and illicit and other low priced sales of cigarettes. See the “Risk Factors” section included in our Form 10-K, our most recent Form 10-Q and all other information discussed in our filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that may affect our business. Except as provided by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Ms Milton Gray Draper, Director of Investor Relations at 650-589-9445 X3027 or at mdraper@core-mark.com

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

(Unaudited)

	June 30, 2007	December 31, 2006
Assets
Current assets:
Cash and cash equivalents	$13.9	$19.9
Restricted cash	12.4	9.3
Accounts receivable, net of allowance for doubtful accounts of $3.7 and $4.0, respectively	163.3	149.4
Other receivables, net	45.6	35.7
Inventories, net	212.5	219.4
Deposits and prepayments	28.0	17.0
Deferred Income Taxes	5.9	—

Total current assets	481.6	450.7

Property and equipment, net	57.4	55.0
Goodwill	2.8	2.9
Other non-current assets, net	53.0	47.0

Total assets	$594.8	$555.6

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$80.2	$51.6
Book overdrafts	18.3	15.5
Cigarette and tobacco taxes payable	92.7	67.2
Accrued liabilities	53.3	56.0
Income taxes payable	1.6	6.9
Deferred income taxes	—	14.4

Total current liabilities	246.1	211.6

Long-term debt, net	32.8	78.0
Other tax liabilities	13.8	3.6
Claims liabilities, net of current portion	37.9	37.5
Pension liabilities	9.1	9.2

Total liabilities	339.7	339.9

Stockholders’ equity:
Common stock; $0.01 par value (50,000,000 shares authorized; 10,393,237 and 10,208,292 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively)	0.1	0.1
Additional paid-in capital	199.1	175.5
Retained earnings	55.9	40.2
Accumulated other comprehensive loss	—	(0.1)

Total stockholders’ equity	255.1	215.7

Total liabilities and stockholders’ equity	$594.8	$555.6

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net sales	$1,434.0	$1,345.6	$2,710.1	$2,524.5
Cost of goods sold	1,337.4	1,271.8	2,538.0	2,386.2

Gross profit	96.6	73.8	172.1	138.3

Warehousing and distribution expenses	42.9	36.4	83.0	69.5
Selling, general and administrative expenses	29.5	24.5	60.7	51.7
Amortization of intangible assets	0.5	0.4	0.9	0.7

Total operating expenses	72.9	61.3	144.6	121.9

Income from operations	23.7	12.5	27.5	16.4
Interest expense	0.6	1.0	1.5	2.0
Interest income	(0.3)	(0.3)	(0.5)	(0.5)
Foreign currency transaction gains, net	(0.7)	(0.5)	(0.6)	(0.4)

Income before income taxes	24.1	12.3	27.1	15.3
Provision for income taxes	10.5	5.4	11.4	6.7

Net income	$13.6	$6.9	$15.7	$8.6

Basic income per common share	$1.31	$0.69	$1.52	$0.87

Diluted income per common share	$1.20	$0.63	$1.40	$0.79

Basic weighted average shares	10.4	10.0	10.3	9.9
Diluted weighted average shares	11.3	11.0	11.2	10.9

CORE-MARK HOLDING COMPANY, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income	$15.7	$8.6
Adjustments to reconcile net income to net cash provided by operating activities:
LIFO and inventory provisions	5.2	3.4
Amortization of stock-based compensation expense	2.4	2.2
Bad debt reserves, net	(0.1)	(0.3)
Depreciation and amortization	7.6	5.8
Foreign currency transaction gains, net	(0.6)	(0.4)
Deferred income taxes	—	(0.2)
Changes in operating assets and liabilities:
Accounts receivable	(12.9)	(25.8)
Other receivables	(8.8)	(1.8)
Inventories	3.8	7.0
Deposits, prepayments and other non-current assets	(12.9)	(8.9)
Accounts payable	28.3	14.0
Cigarette and tobacco taxes payable	23.1	(4.2)
Income taxes payable	(2.1)	—
Pension, claims and other accrued liabilities	(4.3)	(3.6)

Net cash provided by (used in) operating activities	44.4	(4.2)

Cash flows from investing activities:
Restricted cash	(2.1)	(3.6)
Acquisition of business, net of cash acquired	—	(55.8)
Additions to property and equipment, net	(7.2)	(3.8)
Proceeds from sale of fixed assets	0.1	—

Net cash used in investing activities	(9.2)	(63.2)

Cash flows from financing activities:
(Repayments) borrowings under revolving credit facility, net	(45.2)	67.2
Cash proceeds from exercise of common stock options	1.8	1.7
Excess tax deductions associated with stock-based compensation	0.9	1.2
Increase (decrease) in book overdrafts	2.8	(8.3)

Net cash provided by (used in) financing activities	(39.7)	61.8

Effects of changes in foreign exchange rates	(1.5)	(0.3)

Decrease in cash and cash equivalents	(6.0)	(5.9)
Cash and cash equivalents, beginning period	19.9	30.0

Cash and cash equivalents, end of period	$13.9	$24.1

Supplemental disclosures:
Cash paid during the period for:
Income taxes, net of refunds	$13.8	$5.1
Interest	$1.9	$2.0